Exhibit 99.1

FIRST UNITED CORPORATION

2026 Annual Meeting of Shareholders’ Presentation

May 7, 2026

Slide 1: Annual Shareholders’ Meeting

BRIAN BOAL

Slide 2: Welcome and Introduction

CARISSA RODEHEAVER

Slide 3: Celebrating 125 Years – Carissa Rodeheaver

2025 marked a truly extraordinary moment in the history of First United—our 125th anniversary. As we pause to reflect on more than a century of service, resilience, and community partnership, we are reminded of the theme that guided our celebration: “Our Legacy, Your Future.” These words capture both the spirit of who we are and the promise of who we continue to become.

[1]

For 125 years, our purpose has been clear: to nurture trusted relationships through personal service, to listen deeply and yield to the customer’s needs, and to guide individuals, families, and businesses as knowledgeable, trusted advisors who care about their financial well-being. This enduring focus—rooted in human connection—remains the foundation of our legacy and the bridge to a future of innovation, growth, and opportunity.

It has been my pleasure to have been part of this legacy for the past 34 years and to have been part of the executive leadership team for 22 years. I look back over this time filled with gratitude, reflection and a deep sense of pride. Together, we’ve weathered highs and lows, navigated regulatory, economic and political challenges, and even survived a pandemic and shareholder disruption. But through it all, we have emerged stronger and more resilient. Ready to embrace the future. I thank you for your unending support and loyalty during my tenure, but more importantly, our shareholder support for the last 125 years.

As we turn the page on our 125th anniversary, we do so with immense gratitude—for the trust you place in us, for the legacy we’ve built together, and for the future we continue to shape side by side. Our past gives us strength. Our values give us direction. And our vision ensures that we remain a steadfast, innovative, and relationship-driven partner for generations to come.

I personally thank you for your confidence, your partnership, and your belief in First United. It is now my pleasure to introduce your President and Chief Executive Officer, Mr. Jason Rush.

[2]

Slide 4: Management Presentation – Jason Rush

Thank you, Carissa. Good morning fellow shareholders, and welcome to First United’s 2026 Annual Meeting of Shareholders. I appreciate your attendance and your support over the last year.

Slide 5: Forward Looking Statements

Before we begin our presentation, I would like to direct your attention to the forward-looking statements disclosure, which is displayed on the screen for your review.

Slide 6: Political and Economic Uncertainty

Our current global, political and economic environments have led to uncertainty at the start of 2026. With the uncertainties surrounding the conflict in the Middle East, gas prices and what the Federal Reserve will do with interest rates, both businesses and consumers are left with more questions than answers. While the future is plagued with uncertainties and how they will impact our customers and markets, what we do know with certainty is that your Company once again demonstrated strong performance in 2025 that continued into the first quarter of 2026.

[3]

As we move through some of the financial slides later in the presentation, I hope that one thing becomes very certain. We remain disciplined in our approach to managing the Bank with a genuine care for the well-being of our stakeholders – our associates, our customers, our communities and our shareholders.

Slide 7: First United Mission

Over the past several years, our organization has demonstrated what disciplined execution and strategic focus can achieve. Even in a highly competitive environment, we strengthened our financial performance and continue to further position ourselves for long-term success.

Our disciplined pricing strategy has been a cornerstone of that progress. By staying intentional and consistent in how we price our products, we delivered increased margins—proof that strong fundamentals still matter and that our teams understand how to balance competitiveness with profitability.

[4]

At the same time, loan production remained strong. While unusually high loan payoffs offset some of that momentum, the underlying demand for our lending capabilities remains clear. This is a testament to the trust our clients place in us and the expertise our teams bring to every relationship.

On the funding side, our strong organic deposit growth allowed us to pay down higher-priced borrowings and advances. This shift not only strengthens our balance sheet but also enhances our flexibility moving forward. It reflects the confidence our communities have in us and the value they see in banking with a relationship-driven institution.

We also invested in our people. Growth within our sales teams added to our salary and benefit expenses, but it is an investment that expands our reach, deepens our client service, and fuels future revenue. Talent is one of our most important assets, and we are committed to building a team capable of sustaining our momentum.

In the fourth quarter of 2025, we made the difficult but necessary decision to write down a legacy credit. While decisions like this are never easy, they allow us to move forward with greater clarity and position the organization for healthier performance in the years ahead.

[5]

Our physical footprint evolved in meaningful ways in 2025. The opening of our Boonsboro branch strengthens our presence in the East market and brings us closer to the communities we serve. On the other side of our footprint, the opening of our West Ridge office—and the closing of our Star City office—reflects our commitment to aligning resources with opportunity. These moves position us for continued growth in our West market.

Taken together, these actions tell a clear story: we are a company that is disciplined in our decisions, strategic in our investments, and committed to building a stronger future. We are not simply reacting to the environment—we are shaping our path forward.

Slide 8: 2025 Performance at a Glance

Driven by a combination of solid net income growth, increasing stock price, and consistent dividend payments, our 2025 performance reflected our commitment to creating long-term value while maintaining a balanced approach to growth and risk management. For the year ended December 31, 2025, net income was $24.5 million, or $3.77 per diluted share, compared to $20.6 million, or $3.15 per diluted share, for the prior year. This was driven by an increased net interest margin that was achieved through disciplined pricing strategies, as interest income was optimized and interest expense was managed by carefully balancing competitive rates for our customers with profitable spreads for our shareholders.

[6]

Strong wealth management production and revenue growth also contributed to our solid financial performance. We capitalized on a strong stock market during the year and experienced impressive growth in the clients served, a testament to our ability to nurture relationships. This was accomplished by providing personalized financial advice, financial management and a broad menu of investment products, all the while leveraging technology. Continued focus on relationship-building has not only increased the assets under management in our wealth area but also increased our diversified revenue streams.

A keen and disciplined focus on managing operating expenses was reflected in our improved efficiency ratio. Strategies to optimize our branch network, streamline processes through digital transformation, and invest in associate training and productivity continue to optimize our operations without compromising the quality of our services. Maintaining prudent risk management was demonstrated in our commitment to our underwriting standards and diversification across sector and loan types which resulted in maintaining high asset quality.

Slide 9: First United Corporation Remains Strong

We ended the year at $2.1 billion in total assets; however, we saw a slight decline to $2.0 billion in the first quarter of 2026. This decline was attributable to utilizing cash balances to repay brokered certificates of deposit and borrowings which should position us for increased earnings. Our portfolio is comprised primarily of loans made to community businesses and local individuals. We rely on our local deposit base to fund these loans and are proud that we contributed to the economic growth in our market areas. Our capital and liquidity remained strong, providing a solid foundation for continued growth and expansion. Our well-capitalized position continues to be a key strength that supports our strategic initiatives and ability to confidently weather economic uncertainties like we are experiencing today.

[7]

Now let’s turn our attention to the financial results of 2025 and the first quarter of 2026. Tonya Sturm, our Executive Vice President and Chief Financial Officer, will review the financial highlights and then we will review our strong capital position, our risk management practices, and our stock performance. Finally, I will share our perspective on what lies ahead and the strategic direction of First United Corporation. I will now turn it over to Tonya.

TONYA STURM

Slide 10: Management Presentation - Tonya Sturm

Thank you, Jason and good morning shareholders.

Slide 11: 2025 Financial Highlights

Our balance sheet grew to $2.19 billion at December 31, 2025. Total assets increased by $114.4 million, or 5.8%, when compared to December 31, 2024, driven by stable commercial and mortgage loan growth and increased cash levels, offset by a reduction in investment securities. For the year ended December 31, 2025, we reported non-GAAP net income of $25.8 million, exclusive of non-core expenses of $1.3 million, net of tax. This resulted in non-GAAP diluted earnings per share of $3.97. Including these non-core expenses, net income was $24.5 million, or $3.77 diluted earnings per share. The non-core, after-tax expenses included $1.3 million in expenses related to a write-down on a legacy other real estate owned, or OREO, property, the sale of our Star City branch office and a gain on sale of investment securities. Net income was primarily driven by increased net interest income as a result of our continued focus on margin discipline. Our wealth management income increased year over year driven by improving market conditions, increased annuity sales, and growth in new and existing customer relationships. These increases were partially offset by increased other operating expenses attributable to increases in salaries and benefits, data processing expenses, marketing and professional services expenses and the fair value write-down on an OREO property in the fourth quarter of 2025.

Net interest income on a non-GAAP, fully tax equivalent basis increased by $8.1 million in 2025 when compared to 2024 driven by an $8.8 million increase in interest income primarily related to the higher rate environment in which new loans were booked, as well as loans repricing at higher rates during 2025. This increase was partially offset by a slight increase in interest expense. Interest on deposit accounts increased, driven by the robust deposit growth during 2025, offset by a decrease in interest expense on our short and long-term borrowings. Our discipline in loan and deposit pricing continued throughout 2025, which resulted in a 29-basis point increase in our net interest margin to 3.67% when compared to 2024.

[8]

Operating expenses increased for the year ended December 31, 2025, driven by increased salaries and benefits related to salary expense as a result of increased staffing levels as we enhanced our sales presence in Morgantown, WV, increases in incentives, and 401K expenses, offset by reduced life and health insurance costs related to reduced claims in 2025. Net OREO expenses increased due to the write-down discussed earlier. Data processing and professional services expenses also increased due to new software agreements and audit fees. These increases were partially offset by a decrease in occupancy and equipment expenses. We made great strides in our efficiency ratio in 2025, recognizing a decrease from 61.31% in 2024 to 58.19%, on a non-GAAP basis. This decrease was primarily attributable to increased net interest income and increased non-interest income, offset slightly by increased non-interest expense.

Provision for credit losses decreased by $0.2 million when compared to 2024, primarily related to charge-offs in our commercial and consumer loan portfolios during 2024, partially offset by growth in our loan portfolio and an increase in unfunded loan commitments during 2025. Qualitative factors which are used in the calculation continued to improve during the year. Overall, asset quality was stable, and delinquency remained low.

[9]

Slide 12: First Quarter 2026 Financial Performance

Earnings for the first quarter of 2026, released on April 20, 2026, continued at a steady trajectory. We reported non-GAAP earnings of $6.6 million, diluted earnings per share of $1.02, a 1.28% annualized return on average assets and a 13.75% annualized return on average tangible common equity. Our net interest income increased due to increased interest income reflecting higher loan yields and reduced funding costs. The net interest margin for the quarter improved by 16-basis points over year-end 2025, ending the quarter at 3.83%. The allowance for credit losses to loans outstanding increased slightly when compared to the fourth quarter of 2025, ending at 1.31% as of March 31, 2026. We believe our reserve is adequate to cover any inherent losses within the portfolio.

Assets decreased by $48.4 million for the quarter compared to 2025 as loan growth was offset by amortization and elevated payoffs; however, both our commercial and mortgage loan pipelines continued to grow as we closed out the first quarter. We entered 2026 with elevated cash levels which enabled us to fully repay a $25.0 million brokered certificate of deposit in January and $65.0 million of Federal Home Loan Bank borrowings in March. We continue to reinvest the cashflow from the investment portfolio to gain yield and hedge against a potential decline in long-term rates.

Our other operating income was stable for the first quarter of 2026 as stable market values of assets under management and strong production resulted in increased revenue. Bank owned life insurance revenue increased in the first quarter as a result of the receipt of a one-time death benefit. These increases were partially offset by reduced debit card income. Other operating expenses decreased during the first quarter of 2026 when compared to the fourth quarter of 2025 primarily driven by a fair value write-down on an OREO property in the fourth quarter of 2025. Additionally, decreases in professional services, occupancy and equipment expenses, miscellaneous expenses and employee benefits expenses were offset by an increase in salaries and benefits. Our efficiency ratio increased slightly when compared to year-end, closing the quarter at 58.45% on a non-GAAP basis.

[10]

Slide 13: Generating Reliable Growth

To get a better look at core income before expense associated with the allowance for credit losses, we review our non-GAAP pre-provision net revenue. This amount represents our net income before tax, adjusted for any one-time items as well as any provision expense. After these adjustments, core income for 2025 was $37.0 million, representing a 20% increase over 2024. As discussed earlier, the increase was primarily related to an increasing net interest margin, stable operating income and reduced expenses during the year. At March 31, 2026, non-GAAP pre-provision net revenue was $9.7 million and the non-GAAP diluted earnings per share was $1.02.

[11]

Our loan portfolio only grew by 3% in 2025 when compared to 2024. Commercial loan production during 2025 exceeded production levels of 2024 but was hampered by unusually high payoffs, related to clients utilizing cash to repay or consolidate debt, and normal amortization in the portfolio. Mortgage production was strong during 2025, most of which was booked in house. We also utilize secondary market outlets to sell longer term, fixed rate loans, which provide fee income at the time of sale. As we entered 2026, commercial loan production was again offset by elevated payoffs as a result of competitive pricing, sales of businesses and amortization in the portfolios resulting in a modest increase in balances of approximately $3.8 million. However, both our commercial and mortgage pipelines were solid as we closed out the first quarter of 2026.

Despite the continued competition for deposits, we recognized significant deposit growth in 2025. As we moved into the first quarter of 2026, deposit growth slowed slightly, inclusive of the repayment of a $25.0 million brokered certificate of deposit in January. Our team continues to focus on maintaining our deposit base and identifying opportunities to grow low-cost deposits in our market areas.

[12]

Slide 14: Loan Diversification

As can be seen on the left side of this slide, we have a well-diversified loan portfolio mix with 1-4 family residential mortgages comprising the highest percentage of the portfolio at 35% followed by commercial real estate, non-owner occupied loans at 22%. The remaining 43% is a mix of commercial and industrial, consumer, commercial real estate – owner occupied and multifamily loans. The right side of the slide represents the commercial loan mix as it relates to industry concentrations and at December 31, 2025, we did not have any concentration in any industry.

Slide 15: Deposits

As you see on this slide, the deposit composition has maintained a stable mix of money market and savings, interest bearing and non-interest bearing demand deposit accounts and certificates of deposit. 77% of the deposit portfolio was insured, 17% was uninsured and uncollateralized and 6% was uninsured but collateralized. The deposit portfolio was split between retail and business accounts at 47% and 53%, respectively, which is a shift we began to see during 2025 as our commercial teams obtained new business deposit accounts. The loan to deposit ratio at March 31, 2026 remained stable at 87% when compared to year-end 2025.

[13]

Slide 16: Credit Quality

The asset quality of the loan portfolio remains strong at March 31, 2026. Non-accrual loans to total loans at December 31, 2025 decreased as a result of the sale of collateral related to two commercial loans moved to non-accrual status in the first quarter of 2024. As we moved into the first quarter of 2026, this ratio increased slightly as a result of the movement of one commercial loan to non-accrual at March 31, 2026. The allowance for credit losses increased slightly to 1.31% at March 31, 2026 compared to 1.28% at December 31, 2025. Non-Performing Assets to Total Assets decreased in 2025 due to the decrease in non-accrual loans and has remained stable during the first quarter. Net charge-offs to average loans also decreased in 2025 due to the charge-offs taken in 2024 and has remained stable in the first quarter of 2026.

[14]

Slide 17: Net Interest Margin

The net interest margin continued to move in a positive direction with an increase of 29-basis points in 2025 to 3.67% and an additional increase of 16-basis points in the first quarter of 2026 to 3.83%. We remain focused on disciplined pricing on loans and deposits as we navigate the competitive rate environment and monitor whether the Federal Reserve will adjust rates in 2026.

Slide 18: Diversified Fee Income

Our wealth department continued to grow in 2025 with trust and brokerage assets under management growing to $1.8 billion and accounting for 56% of the non-interest income mix. Our diversified revenue stream, led by our wealth management income, is essential as we manage the net interest margin. Production of new wealth business continued to be strong during the first quarter of 2026. Debit card and service charge income together accounted for another 35% of our non-interest income mix for 2025. We are reviewing strategies to increase debit card usage for our consumer and business customers.

[15]

Slide 19: Efficiency and Innovation

As noted earlier, we remain focused on expense control. Our efficiency ratio improved in 2025 to 58.19% and was attributable to strong net interest income, increased operating income and controlled expenses. As we moved into the first quarter of 2026, we reported a stable efficiency ratio of 58.45%. We remain focused on the review of processes to gain efficiencies.

Slide 20: Solid Profitability

As mentioned earlier, our core non-GAAP return on average assets was 1.28%, and we provided our shareholders with a 14.25% non-GAAP return on average tangible common equity in 2025. Both ratios increased when compared to 2024 due to the increase in net interest margin, increased other operating income and stable operating expenses during the year. During 2026, we will continue to actively manage our loan and deposit pricing, capitalize on fee income and invest in technology to create operational efficiencies.

At this time, I will turn it back over to Jason.

[16]

Slide 21: Capital Management

Thank you, Tonya. Our Company continues to maintain our belief that risk drives strategy. Underlying all our strategic priorities is strong enterprise risk management, overseen by our qualified and capable board of directors. Our approach to capital is conservative. As can be seen on this slide, the horizontal line represents regulatory well-capitalized levels and all our capital ratios remain strong, well in excess of the regulatory well-capitalized levels. We believe it is important to protect against the risks posed by the current economic and political environments and those that are inherent in our industry and to have sufficient capital to support our future balance sheet growth.

Risk management has been, and always will be, a cornerstone of our strategic priorities. Our management team has actively managed the balance sheet concentrations, diversification and credit quality of our loan, deposit and investment portfolios, monitored our interest rate sensitivity and maintained a strong liquidity position. Monitoring fraud and cyber-security risk are always top-of-mind as we are committed to providing a safe and secure banking platform for our customers, particularly in light of increased usage of technology. We actively stress test each of these areas of risk and utilize independent third parties to test and verify our systems and controls. I hope that you take comfort in knowing that our management team and Board take enterprise risk management very seriously and it is a large component of our culture.

[17]

Slide 22: Tangible Capital Positions

As a result of our prudent capital management and positive earnings, as of March 31, 2026, our tangible book value per share was $30.08, and our tangible common equity ratio has grown to 9.56%. Based on the Company’s strong capital position, your Board of Directors re-authorized a stock repurchase plan with the ability to buy back up to 1,000,000 additional shares. With the markets’ continued volatility, we will exercise prudence and intend to utilize this plan when advantageous to your Company. It is our strong capital position and increasing profitability that has allowed us to successfully raise the dividend for our shareholders year-over-year.

[18]

Slide 23: Total Shareholder Return

For 2025, your Board of Directors declared a quarterly dividend of $0.22 per share. The dividend was increased to $0.26 per share for the fourth quarter dividend of 2025 and the first half of 2026. We experienced a nice increase in the stock price, hitting a 52-week high of $41.95 in mid-December 2025, although we did see the price fall off with the market in March and April of this year. Our total shareholder return, which includes both share price appreciation and reinvested dividends, once again outperformed the S&P Bank Index and our 2026 proxy peers over the one-, three- and five-year periods as shown in this chart. Our total shareholder return, as of March 31, 2026, including price changes and reinvested cash dividends, was 26.9% for one-year, 141.4% for three-years and 138.4% over five-years. Based on a closing price of $36.64 per share on March 31, 2026, the current dividend annualized results in a dividend yield of 2.84%.

[19]

Slide 24: Strategic Pillars & Key Objectives

Our approach starts with a strong emphasis on our people and the culture that supports them. Bringing in, developing, and retaining motivated, diverse professionals expands our reach and strengthens how we serve clients across our markets. By deepening employee engagement and grounding our sales and training efforts in shared values, we reinforce the cultural backbone that fuels our performance. This people-centered mindset enables our pursuit of profitable growth—broadening both interest and fee-based revenue, elevating brand visibility, increasing market penetration, and delivering personalized relationship banking that builds loyalty and sets us apart in every community we enter.

Operational discipline and long-range strategy round out our vision. Enhancing balance-sheet management, boosting efficiency, leveraging data intelligently, and allocating resources with intention allow us to operate with sharper focus and greater adaptability. At the same time, nurturing strong relationships today lays the groundwork for future expansion across both banking and wealth management. Together, these priorities create a cohesive direction: a resilient culture, a deliberate growth engine, and an organization positioned to seize the opportunities ahead.

[20]

Slide 25: Investor Relations

Your senior management team and Board are routinely engaging with shareholders and prospective investors, as well as continuing our involvement in our local communities. We welcome questions, at any time, on any topic, so feel free to reach out to one of our management team or Directors. These engagements are invaluable to us, and we use the constructive feedback provided to enhance our performance and our governance profile.

Slide 26: Our Dedicated Management Team

On behalf of the Board, I would like to thank the management team and all our associates for your dedication and strong commitment to our customers, communities and shareholders. We sincerely appreciate each of you for your dedication and loyalty to our Company.

Slide 27: Board of Directors

The Board of Directors of your Company provides strong oversight. They spend countless hours overseeing the strategies of the Bank, ensuring strong enterprise risk management and supporting management in setting targets and financial goals to build long-term shareholder value. I thank each of our Board members for their guidance and the leadership they provide and look forward to working with them to continue the strong momentum of the Company.

[21]

Slide 28: The Next 125 Years

By focusing on disciplined pricing, relationship-building, operational efficiency, prudent growth, and strong capital management, we believe that we have positioned your Company well for future sustainability. As Carissa mentioned at the beginning of the meeting, we are proud of our past and recognize and appreciate the dedication of past management teams and committed shareholders and customers. This strong foundation has brought us to where we are today, proud to build on the prior 125 years while charting our path forward. We stand firm in upholding our community banking values, as our success is intrinsically linked to the prosperity of our associates, customers, communities and shareholders. We remain steadfast in our commitment to serving as your trusted partner and dependable ally and thank you for your belief and commitment to community banking. We also thank our passionate, loyal associates who remain devoted to delivering excellent service and being trusted advisors. Finally, we thank our customers who give their best for their businesses, their families, their communities, and their futures for their belief in community banking. We are and always will be your bank, our bank, MYBANK!

[22]

Slide 29: Thank You

Today we also take time to celebrate a leader whose influence has shaped not only this organization, but the people and communities it serves. For 34 years, Carissa Rodeheaver has been a steadfast presence—someone whose commitment, integrity, and vision have guided us through growth, challenge, and transformation.

Carissa’s journey with this Company is extraordinary. Over 22 years on the leadership team, she helped steer our strategy, strengthen our culture, and elevate our performance. And for the past decade as CEO, she has led with a rare combination of discipline and compassion. Her leadership has never been about titles or authority; it has been about service—service to our employees, our customers, and the communities that rely on us.

[23]

Her impact extends far beyond the boardroom. Carissa has mentored countless individuals across the organization, helping them grow, succeed, and discover their own potential. Many careers—and many leaders, myself included—exist today because she took the time to invest in people. That is a legacy that will endure long after this moment.

She has also been a friend to many of us. Someone who listens, who encourages, who shows up when it matters. And as a dedicated community member, she has represented this company with grace, humility, and unwavering commitment to doing what is right.

On behalf of the Board of Directors, the Management Team, and all associates of the Company, we offer our deepest thanks. Thank you, Carissa, for your leadership. Thank you for your mentorship. Thank you for your friendship. And thank you for giving so much of yourself to this organization for more than three decades.

Your legacy is woven into the fabric of who we are, and your influence will continue to guide us as we move forward. We are better because of you.

This brings us to the conclusion of our remarks. Thank you for your attendance today and your investment and confidence in First United Corporation!

[24]

Annual Shareholders’ Meeting May 7, 2026 MyBank.com

2 Brian Boal Lead Independent Director Welcome and Introduction

3 Carissa Rodeheaver Executive Chairman of the Board

4 Jason B. Rush President and Chief Executive Officer Management Presentation

5 Forward looking statements This presentation contains forward - looking statements as defined by the Private Securities Litigation Reform Act of 1995 . Forward - looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives . These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions . Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true . The beliefs, plans and objectives on which forward - looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward - looking statements . For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission (“SEC”), entitled "Risk Factors” . Whether actual results will conform to expectations and predictions is subject to known and unknown risks and uncertainties . Actual results could be materially different from management’s expectations . This presentation should be read in conjunction with our Annual Report on Form 10 - K for the year ended December 31 , 2025 , including the sections of the report entitled “Risk Factors”, as well as the reports and other documents that we subsequently file with the SEC, which are available on the SEC’s website at www . sec . gov or at our website at www . mybank . com . Except as required by law, we do not intend to publish updates or revisions of any forward - looking statements we make to reflect new information, future events or otherwise .

6 Political and Economic Uncertainty 6 ▪ Tariffs ▪ Global conflicts ▪ Fuel prices ▪ Interest rate uncertainty The future is plagued with uncertainties and how they will impact our customers and markets.

First United Mission 7 ▪ Promote employee Growth ▪ Guide customers to achieve financial goals ▪ Support community initiatives ▪ Generate strong total return enrich the lives of our associates, customers, communities and shareholders through uncommon service and effective financial solutions. To enrich the lives of our associates, customers, communities and shareholders through uncommon service and effective financial solutions.

2025 Performance at a Glance 8 ▪ Solid net income x Increased net interest margin x Strong wealth revenue x Disciplined expense control and efficiency initiatives ▪ Increasing stock price and dividend payments ▪ Long - term value ▪ Balanced approach to growth and risk management Solid net income of $24.5 million, or $3.77 per diluted share.

First United Corporation Remains Strong 9 ▪ $2.0 billion in total assets ▪ Diversified loan and deposit portfolios ▪ Supporting local businesses and individuals ▪ Strong capital and liquidity providing solid foundation for growth Excess capital and liquidity, low susceptibility to interest rate changes and diverse customer base.

10 Tonya Sturm Executive Vice President and Chief Financial Officer Management Presentation

11 $25.8 Million Net Income (1) $3.97 Diluted EPS (1) 1.28% * ROAA (1) 14.25 * ROATCE (1) 3.67% NIM 2025 Financial Highlights ▪ Total assets increased $114.4 million when compared to December 31, 2024 ▪ Consolidated net income (1) of $25.8 million for 2025 compared to $21.0 million for 2024; pre - provision net revenue of $37.0 million compared to $30.7 million, respectively ▪ Net interest income, on a non - GAAP, FTE basis* increased by $8.1 million for the twelve months of 2025 compared to the twelve months of 2024 driven by increased interest income and stable interest expense ▪ Asset quality remains stable with the ratio of the allowance for credit losses (“ACL”) to loans outstanding at 1.28% at both December 31, 2025 and September 30, 2025 ▪ Efficiency ratio of 58.19% (1) for the twelve months of 2025 compared to 61.31% for the twelve months of 2024; improvement in the ratio was primarily attributable to increased net interest income and increased non - interest income, slightly offset by increased non - interest expense (1) See Appendix for a reconciliation of these non - GAAP financial measures * 4Q2025 Annualized

12 $6.6 Million Net Income (1) $1.02 Diluted EPS (1) 1.28% * ROAA (1) 13.75 * ROATCE (1) 3.83% NIM First Quarter 2026 Financial Highlights (1) See Appendix for a reconciliation of these non - GAAP financial measures * 1Q2026 Annualized ▪ Total assets decreased $48.4 million when compared to Dec ember 31, 2025 ▪ Consolidated net income (1) of $6.6 million in 1Q26 compared to $5.8 million in 1Q25 and $7.2 million in linked quarter; pre - provision net revenue of $9.7 million compared to $8.4 million and $10.2 million, respectively ▪ Net interest income, on a non - GAAP, FTE basis* was stable in 1 Q26 when compared to 4Q25 ▪ Asset quality remains stable with the ratio of the ACL to loans outstanding at 1.31% in 1Q26 and 1.28% in linked quarter ▪ Efficiency ratio of 58.45% (1) for the first quarter of 2026 compared to 56.29% for the linked quarter; Increase primarily attributable to increased non - interest expense, offset by stable net interest income and non - interest income

13 Generating Reliable Growth Pre - Provision Net Revenue ($ in millions) (1) $30.8 $32.5 $25.9 $30.7 $37.0 2021 2022 2023 2024 2025 (1) See Appendix for a reconciliation of these non - GAAP financial measures $3.54 $3.76 $2.80 $3.21 $3.99 2021 2022 2023 2024 2025 Diluted Earnings per Share (1) Total Deposits ($ in millions) $1,469 $1,571 $1,551 $1,575 $1,735 2021 2022 2023 2024 2025 Total Gross Loans, including PPP ($ in millions) $1,154 $1,279 $1,407 $1,481 $1,521 2021 2022 2023 2024 2025 $114 PPP $8 PPP

14 Total 1 - 4 Family 35% CRE - NOO 22% C&I 19% CRE - OO 12% C&D 6% Consumer 3% Multi - family 3% Loan Diversification Loan Portfolio Mix (12/31/2025) RE/Rental/Leasing NOO 23% RE/Rental/ Leasing OO, C&I 19% All Other 18% Accommodations 12% Services 7% RE/Rental/Leasing Multifamily 4% Trade 4% Construction - Developers 2% Health Care / Social Assistance 5% RE/Rental/Leasing - Developers 3% Construction - All Other 3% Commercial Loan Mix (12/31/2025)

15 Deposits 34% 32% 28% 27% 26% 16% 23% 23% 25% 23% 39% 36% 37% 39% 39% 11% 8% 10% 9% 9% 0% 0% 2% 0% 3% 2021 2022 2023 2024 2025 NIB Demand IB Demand MMA & Savings CDs - Retail CDs - Brokered $1.57 $1.42 $1.74 $1.57 *Fully repaid $25.0 million brokered CD in January 2026 at its maturity. * $1.58 Deposit Composition ($ in billions as of 12/31/2025) 79% 81% 9 1% 94% 88% Loan to Deposit Ratio 2021 2022 2023 2024 2025 Deposit levels relatively flat due to fierce competition for deposits and recent inflationary spending by consumers, businesses and municipalities. % Balance Deposit Type 77% $1,341,185,338 Insured Deposits 17% $292,051,697 Uninsured – Uncollateralized Deposits 6% $101,925,345 Uninsured - Collateralized Deposits % Balance (MMs) Deposit Type 47% $807,443,557 Retail Deposits 53% $927,706,172 Business Deposits

16 Credit Quality ALL / ACL Trends (Net Charge - Offs)/Average Loans Nonaccrual Loans / Total Loans NPAs / Total Assets 0.21% 0.27% 0.28% 0.33% 0.28% 2021 2022 2023 2024 2025 0.60% 0.46% 0.48% 0.59% 0.41% 2021 2022 2023 2024 2025 1.38% 1.14% 1.24% 1.23% 1.28% 2021 2022 2023 2024 2025 - 0.02% --- - 0.06% - 0.07% - 0.16% - 0.07% 2021 2022 2023 2024 2025

17 Net Interest Margin (1) See Appendix for a reconciliation of these non - GAAP financial measures 3.63% 3.85% 4.63% 5.17% 5.43% 0.51% 0.44% 1.92% 2.51% 2.42% 3.28% 3.56% 3.26% 3.38% 3.67% 0.24% 0.21% 1.16% 1.68% 1.66% 0.1% 1.1% 2.1% 3.1% 4.1% 5.1% 2021 2022 2023 2024 2025 Yield on Earning Assets Cost of Interest-bearing Liabilities Net Interest Margin Cost of Deposits

18 Diversified Fee Income (1) See Appendix for a reconciliation of these non - GAAP financial measures Composition 56% Trust and Brokerage 15% Service Charges 3% Net Gain on Loan Sales 20% Debit Card Income 7% Bank - owned Life Insurance 2% Other Noninterest Income Non - Interest Income Mix 2025 Trust & Brokerage Assets Under Management (MMs) ▪ First United’s non - interest income (1) comprised 23% of operating revenue as of December 31, 2025 ▪ Fee - based business provides stable growth and a diversified revenue stream not directly tied to interest rates, as well as opportunities to build client relationships ▪ First United’s diverse array of products provides opportunities to fully engage with customers and produce stable increases to earnings $1,482 $1,359 $1,532 $1,677 $1,840 2021 2022 2023 2024 2025

Committed to Efficiency & Innovation



Efficient operational platforms and fraud protection

- CardSuite Pro Premium Debit Card Fraud
- Better Customer Segmentation with complete picture of customer data
- ProfitStars forecasting model
- Automated Loan Booking
- Vericast Consumer Loan Lead Generator
- Project Management Enhancements
- AI Innovation Initiative
- U1-Connect Customer Relationship Management Software

Solutions for a seamless and secure client experience:

- Zelle for Your Business
- Improved Customer Journey through Data Analytics
- New commercial loan software
- Consumer Online and Mobile Banking Digital Platform Upgrade
- Business Online and Mobile Banking Digital Platform Upgrade
- Check Fraud Prevention Solution

FinTech Investments

- Identity and Access Management
- FinTech Funds

Efficiency Ratio [(1)]

Strategic Target 53% - 58%


57.5%
56.4%
65.1%
61.3%
58.2%
2021
2022
2023
2024
2025

Decrease in 2025 due primarily to increased net interest income, increased non-interest income and controlled expenses.

(1) See Appendix for a reconciliation of these non-GAAP financial measures

19

20 Solid Profitability (1) See Appendix for a reconciliation of these non - GAAP financial measures Long - term Strategic Target 13% - 15% Long - term Strategic Target 1.25% - 1.60% Core ROAA (non - GAAP (1) ) Core ROATCE (non - GAAP (1) ) 1.35% 1.39% 0.97% 1.08% 1.28% 2021 2022 2023 2024 2025 19.78% 19.94% 12.92% 13.35% 14.25% 2021 2022 2023 2024 2025

21 Capital Management CET1 Ratio Leverage Ratio Tier 1 Ratio Total Risk - Based Capital Ratio Regulatory Well - Capitalized 10% 5% 8% 6.5% 14.64% 15.06% 14.42% 14.70% 15.36% 2021 2022 2023 2024 2025 15.89% 16.12% 15.64% 15.92% 16.61% 2021 2022 2023 2024 2025 10.80% 11.46% 11.30% 11.88% 12.21% 2021 2022 2023 2024 2025 12.50% 12.96% 12.44% 12.79% 13.52% 2021 2022 2023 2024 2025 Strong capital levels allowing for continued growth.

22 Capital Management Tangible Book Value / Share TCE Ratio 2025 Dividends Declared $0.92 Per Share $20.90 $22.56 $25.89 $29.57 $30.08 2022 2023 2024 2025 1Q2026 7.59% 7.91% 8.54% 9.26% 9.56% 2022 2023 2024 2025 1Q2026

Total Shareholder Return 23 5 - Year 3 - Year 1 - Year % 138.4% 141.4% 26.9 First United % 25.1% 60.4% 18.1 S&P US Small Cap Banks % 42.3% 35.7% 26.2 2026 Proxy Peers March 31, 2026

??????? ▪ Explore opportunities and strategies to expand both net - interest income and non - interest income through non - traditional lines of business and digital product and service offerings ▪ Improve brand awareness and market share in growth markets. ▪ Foster customized relationship banking approach to deliver enhanced value to customer relationships. ▪ Optimize balance sheet mix to maximize profitability. ▪ Utilize data to expand share of wallet with existing relationships and to refine prospecting for new relationships ▪ Improve efficiency by utilizing new and existing technology, leveraging data, artificial intelligence, and digital alternatives. ▪ Allocate resources to optimize geographic presence. ▪ Cultivate relationships for potential future bank and wealth expansion. Culture & Human Capital Profitable Growth Resource Optimization ▪ Attract, hire and retain passionate, diverse talent to engage with clients and prospects across broader geographics. ▪ Expand associate engagement , cross - functional collaboration , and communication . ▪ Reinforce a values - based sales and training philosophy to drive strategic sales growth . ▪ Enhance succession plan through hands - on leadership opportunities, fostering forward - thinking strategies that encourage innovation and long - term personal growth.

Strong Investor Relations & Shareholder Engagement Clear long - term strategic plan with performance targets x Dedicated Investor Relations contact x Investor conferences and prospective investor engagement x Investor presentations and periodic outreach to institutional and retail shareholders x 25

26 26 Management Team Jason B. Rush President & Chief Executive Officer 32+ years with in - depth industry, retail, risk and compliance and operations experience Tonya K. Sturm EVP & Chief Financial Officer, Corp. Secretary & Treasurer 35+ years of banking, audit, credit, retail, risk and compliance and financial and operational experience R.L. Fisher EVP & Chief Revenue Officer 25+years with in - depth industry, retail, commercial and mortgage banking experience Keith R. Sanders EVP & Chief Wealth Officer 30+ years specializing in wealth management, estate planning, trust administration and financial planning Our leadership team reflects the diversity of thought from the communities we serve, executes on our strategy and drives shareholder returns. Julie W. Peterson EVP & Chief Credit Officer 30+ years with in - depth industry, commercial banking, and credit experience Anthony J. Tasker SVP & Chief Operations Officer 10+ years of banking, information technology, and operational experience

Carissa L. Rodeheaver
Executive Chairman of the Board
First United Corporation and
First United Bank & Trust
Retiring May 7, 2026



Brian Boal
Lead Independent Director,
Nomination & Governance Chair
Boal & Associates, PC



John F. Barr
Independent Director
Chairman of the Board,
Ellsworth Electric, Inc.



Sanu Chadha
Independent Director
Managing Partner,
M&S Consulting



Christy DiPietro
Independent Director,
Audit Chair
Chartered Financial Analyst,
Hidden Cove Advisory



Kevin Hessler
Independent Director,
Principal, LSWG, Inc.



Patricia Milon
Independent Director
Principal,
Milford Advisory Group, LLC



Beth E. Moran
Independent Director,
The Law Offices of Beth E. Moran



I. Robert Rudy
Independent Director
President, I.R. Rudy's, Inc.



H. Andrew Walls, III
Independent Director
President, MPB Print & Sign Superstore
Member, MEGBA, LLC

Board of Directors

First United's Board of Directors represents individuals with varied backgrounds and viewpoints, contributing to its well-rounded leadership and governance structure.

27

28 The Next 125 Years 28 O ur success is intrinsically linked to the prosperity of our associates, customers, communities and shareholders. • Contributing to the economic prosperity of our communities • Stability amidst the chaos of the economic, political, and regulatory environments • Delivering a competitive long - term total return to our shareholders

29 29 2

Non-GAAP Reconciliation

This presentation includes certain non-GAAP financial measures, including pre-provision net revenue, net income, earnings per share (basic and diluted), return on average assets, return on average tangible common equity, tangible common equity, tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, net interest margin, and efficiency ratio. These non-GAAP financial measures and any other non-GAAP financial measures that are discussed in this presentation should not be considered in isolation, and should be considered as additions to, and not substitutes for or superior to, measures of financial performance prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures versus their nearest GAAP equivalents. For example, other companies may calculate non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of the Company's non-GAAP financial measures as tools for comparison. The following is a reconciliation of the non-GAAP financial measures used in (or conveyed orally during) this presentation to their most directly comparable GAAP financial measures.

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	YTD 12/31/2025
Pre-Provision Net Revenue ("PPNR")													
Pre-tax income, as reported	$ 26,309	$ 33,181	$ 19,476	$ 27,229	$ 4,860	$ 6,521	$ 7,703	$ 8,145	$ 7,698	$ 7,958	$ 9,242	$ 7,634	$ 32,532
Add back: Provision expense	(817)	(643)	1,619	2,933	946	1,192	266	529	656	860	510	717	2,743
Add back: FHLB penalty, gross	2,368	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Contribution	1,000	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Insurance reimbursement	(1,375)	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Settlement expense, gross	3,300	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Securities loss/(gain)	-	-	4,214	-	-	-	-	-	-	-	(97)	-	(97)
Add back: Branch closure expenses	-	-	623	562	562	-	-	-	-	-	-	-	-
Add back: OREO Writedown	-	-	-	-	-	-	-	-	-	-	-	1,635	1,635
Add back: Sale of Star City	-	-	-	-	-	-	-	-	-	-	-	228	228
Pre-Provision Net Revenue, as adjusted	**$ 30,785**	**$ 32,538**	**$ 25,932**	**$ 30,724**	**$ 6,368**	**$ 7,713**	**$ 7,969**	**$ 8,674**	**$ 8,354**	**$ 8,818**	**$ 9,655**	**$ 10,214**	**$ 37,041**
Net Income													
Net income, as reported	$ 19,770	$ 25,048	$ 15,060	$ 20,568	$ 3,698	$ 4,914	$ 5,770	$ 6,186	$ 5,806	$ 5,984	$ 6,948	$ 5,777	$ 24,515
Less: Preferred stock dividends	-	-	-	-	-	-	-	-	-	-	-	-	$ -
Net income, available to common shareholders, as reported (a)	$ 19,770	$ 25,048	$ 15,060	$ 20,568	$ 3,698	$ 4,914	$ 5,770	$ 6,186	$ 5,806	$ 5,984	$ 6,948	$ 5,777	$ 24,515
Add back: FHLB penalty, net of tax	1,790	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Contribution, net of tax	770	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Insurance reimbursement, net of tax	(1,059)	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Settlement expense, net of tax	2,565	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Securities loss/(gain)			3,259	-	-	-	-	-	-	-	(73)	-	(73)
Add back: Branch closure expenses			482	425	425	-	-	-	-	-	-	-	-
Add back: OREO Writedown						-	-	-	-	-	-	1,232	1,232
Add back: Sale of Star City						-	-	-	-	-	-	172	172
Net income, as adjusted (b)	**$ 23,836**	**$ 25,048**	**$ 18,801**	**$ 20,993**	**$ 4,123**	**$ 4,914**	**$ 5,770**	**$ 6,186**	**$ 5,806**	**$ 5,984**	**$ 6,875**	**$ 7,181**	**$ 25,846**

30

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)		2021		2022		2023		2024		Q1 2024		Q2 2024		Q3 2024		Q4 2024		Q1 2025		Q2 2025		Q3 2025		Q4 2025		YTD 12/31/2025
Weighted Average Common shares - basic (actual) (d)		6,710,463		6,649,740		6,685,676		6,527,077		6,643,898		6,526,553		6,467,597		6,470,259		6,474,368		6,489,245		6,496,122		6,498,587		6,489,581
Weighted Average Common shares - diluted (actual) (e)		6,716,587		6,661,055		6,701,243		6,539,521		6,655,637		6,536,546		6,481,620		6,484,282		6,489,990		6,505,753		6,508,004		6,510,469		6,503,554
Earnings Per Share - Basic																										
Earnings Per Share - Basic, as reported (a)/(d)	$	2.95	$	3.77	$	2.25	$	3.15	$	0.56	$	0.75	$	0.89	$	0.95	$	0.90	$	0.92	$	1.06	$	0.89	$	3.78
Add back: FHLB penalty, net of tax		0.27		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Contribution, net of tax		0.12		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Insurance reimbursement, net of tax		(0.16)		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Settlement expense, net of tax		0.37		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Securities loss/(gain)						0.49		-		-		-		-		-		-		-		(0.01)		-		(0.01)
Add back: Branch closure expenses						0.07		0.06		0.06										-		-		-		-
Add back: OREO Writedown																				-		-		0.19		0.19
Add back: Sale of Star City												-		-		-		-		-		-		0.03		0.03
Earnings Per Share - Basic, as adjusted (b)/(d)	**$**	**3.54**	**$**	**3.77**	**$**	**2.81**	**$**	**3.21**	**$**	**0.62**	**$**	**0.75**	**$**	**0.89**	**$**	**0.95**	**$**	**0.90**	**$**	**0.92**	**$**	**1.05**	**$**	**1.11**	**$**	**3.99**
Earnings Per Share - Diluted																										
Earnings Per Share - Diluted, as reported (a)/(e)	$	2.95	$	3.76	$	2.24	$	3.15	$	0.56	$	0.75	$	0.89	$	0.95	$	0.89	$	0.92	$	1.07	$	0.89	$	3.77
Add back: FHLB penalty, net of tax		0.27		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Contribution, net of tax		0.12		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Insurance reimbursement, net of tax		(0.16)		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Settlement expense, net of tax		0.37		-		-		-		-		-		-		-		-		-		-		-		-
Add back: Securities loss/(gain)						0.49		-		-		-		-		-		-		-		(0.01)		-		(0.01)
Add back: Branch closure expenses						0.07		0.06		0.06		-		-		-		-		-		-		-		-
Add back: OREO Writedown												-		-		-		-		-		-		0.18		0.18
Add back: Sale of Star City												-		-		-		-		-		-		0.03		0.03
Earnings Per Share - Diluted, as adjusted (b)/(e)	**$**	**3.54**	**$**	**3.76**	**$**	**2.80**	**$**	**3.21**	**$**	**0.62**	**$**	**0.75**	**$**	**0.89**	**$**	**0.95**	**$**	**0.89**	**$**	**0.92**	**$**	**1.06**	**$**	**1.10**	**$**	**3.97**

31

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	YTD 12/31/2025
Return on Average Assets (quarter and YTD annualized)													
Average Assets (c)	$ 1,765,148	$ 1,801,711	$ 1,924,119	$ 1,946,724	$ 1,958,684	$ 1,933,390	$ 1,912,887	$ 1,944,571	$ 1,976,702	$ 1,997,750	$ 2,042,751	$ 2,070,950	$ 2,022,002
Return on Average Assets, as reported (a)/(c)	1.12%	1.39%	0.78%	1.06%	0.76%	1.02%	1.20%	1.27%	1.19%	1.20%	1.35%	1.11%	1.21%
Add back: FHLB penalty, net of tax	0.10%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	-
Add back: Contribution, net of tax	0.04%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	-
Add back: Insurance reimbursement, net of tax	-0.06%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	-
Add back: Settlement expense, net of tax	0.15%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	-
Add back: Securities loss/(gain)			0.17%	0.00%	-	-	-	-	-	-	-0.01%	-	0.00%
Add back: Branch closure expenses			0.02%	0.02%	0.09%	-	-	-	-	-	-	-	
Add back: OREO Writedown						-	-	-	-	-	-	0.24%	0.06%
Add back: Sale of Star City						-	-	-	-	-	-	0.03%	0.01%
Return on Average Assets, as adjusted (b)/(c)	**1.35%**	**1.39%**	**0.97%**	**1.09%**	**0.85%**	**1.02%**	**1.20%**	**1.27%**	**1.19%**	**1.20%**	**1.34%**	**1.38%**	**1.28%**
Return on Average Common Stockholders' Equity													
Return on Average Tangible Common Stockholders' Equity													
Average common stockholders' equity (f)	$ 132,550	$ 137,685	$ 155,631	$ 169,189	$ 163,944	$ 165,040	$ 170,778	$ 176,507	$ 183,463	$ 188,572	$ 196,229	$ 203,738	$ 193,001
Average common stockholders' equity, as adjusted	132,550	137,685	155,631	169,189	163,944	165,040	170,778	176,507	183,463	188,572	196,229	203,738	193,001
Less: Average goodwill and intangibles	11,004	12,043	12,279	11,949	12,071	11,991	11,907	11,827	11,745	11,662	11,580	11,497	11,620
Average tangible common equity (g)	**$ 121,546**	**$ 125,642**	**$ 143,352**	**$ 157,240**	**$ 151,873**	**$ 153,049**	**$ 158,871**	**$ 164,680**	**$ 171,718**	**$ 176,910**	**$ 184,649**	**$ 192,241**	**$ 181,381**
Return on average common stockholders' equity, as reported (a)/(f)	14.92%	18.19%	9.68%	12.16%	9.07%	11.98%	13.44%	13.94%	12.83%	12.73%	14.05%	11.25%	12.70%
Add back: FHLB penalty, net of tax	1.47%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	0.00%
Add back: Contribution	0.63%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	0.00%
Add back: Insurance reimbursement	-1.15%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	0.00%
Add back: Settlement expense, net of tax	2.11%	0.00%	0.00%	0.00%	-	-	-	-	-	-	-	-	0.00%
Add back: Securities loss/(gain)	0.00%	0.00%	2.10%	0.00%	-	-	-	-	-	-	-0.15%	-	-0.04%
Add back: Branch closure expenses			0.31%	0.25%	1.04%			-	-	-	-	-	0.00%
Add back: OREO Writedown								-	-	-	-	2.40%	0.64%
Add back: Sale of Star City						-	-	-	-	-	-	0.33%	0.09%
Return on average common stockholders' equity, as adjusted (b)/(f)	**17.98%**	**18.19%**	**12.09%**	**12.41%**	**10.11%**	**11.98%**	**13.44%**	**13.94%**	**12.83%**	**12.73%**	**13.90%**	**13.98%**	**13.39%**
Return on average tangible common equity, as reported (a)/(g)	16.27%	19.94%	10.51%	13.08%	9.79%	12.91%	14.45%	14.94%	13.71%	13.57%	14.93%	11.92%	13.52%
Add back: FHLB penalty, net of tax	1.47%	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Contribution	0.63%	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Insurance reimbursement	-0.87%	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Settlement expense, net of tax	2.11%	-	-	-	-	-	-	-	-	-	-	-	-
Add back: Securities loss/(gain)	-	-	2.10%	-	-	-	-	-	-	-	-0.16%	-	-0.04%
Add back: Branch closure expenses	-	-	0.31%	0.27%	-	-	-	-	-	-	-	-	0.00%
Add back: OREO Writedown	-	-	-	-	-	-	-	-	-	-	-	2.54%	0.68%
Add back: Sale of Star City	-	-	-	-	-	-	-	-	-	-	-	0.35%	0.09%
Return on average tangible common equity, as adj (b)/(g)	**19.61%**	**19.94%**	**12.92%**	**13.35%**	**9.79%**	**12.91%**	**14.45%**	**14.94%**	**13.71%**	**13.57%**	**14.77%**	**14.82%**	**14.25%**

32

Non-GAAP Reconciliation, continued

($000s, except where otherwise noted)	2021	2022	2023	2024	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025	Q2 2025	Q3 2025	Q4 2025	YTD 12/31/2025
Tangible Book Value per Common Share													
Total common equity, as reported (h)	$ 141,900	$ 151,793	$ 161,873	$ 179,295	$ 165,481	$ 164,177	$ 173,979	$ 179,295	$ 183,694	$ 191,147	$ 199,099	$ 203,634	$ 203,634
Less: Goodwill and intangibles	12,052	12,433	12,103	11,773	12,021	11,938	11,856	11,773	11,691	11,609	11,526	11,444	11,444
Total tangible common equity (i)	**$ 129,848**	**$ 139,360**	**$ 149,770**	**$ 167,522**	**$ 153,460**	**$ 152,239**	**$ 162,123**	**$ 167,522**	**$ 172,003**	**$ 179,538**	**$ 187,573**	**$ 192,190**	**$ 192,190**
Common shares outstanding - basic (actual) (j)	6,620,955	6,666,428	6,639,888	6,471,096	6,648,645	6,465,601	6,468,625	6,471,096	6,478,634	6,494,611	6,496,908	6,499,476	6,499,476
Tangible book value per basic common share (i)/(j)	**$ 19.61**	**$ 20.90**	**$ 22.56**	**$ 25.89**	**$ 23.08**	**$ 23.55**	**$ 25.06**	**$ 25.89**	**$ 26.55**	**$ 27.64**	**$ 28.87**	**$ 29.57**	**$ 29.57**
Tangible common equity to tangible assets ("TCE Ratio")													
Total assets, as reported (k)	1,729,838	1,848,169	1,905,860	1,973,022	1,912,953	1,868,599	1,916,126	1,973,022	1,979,753	2,007,471	2,023,974	2,087,453	2,087,453
Less: Goodwill	12,052	12,433	12,103	11,773	12,021	11,938	11,856	11,773	11,691	11,609	11,526	11,444	11,444
Total tangible assets (l)	$ 1,717,786	$ 1,835,736	$ 1,893,757	$ 1,961,249	$ 1,900,932	$ 1,856,661	$ 1,904,270	$ 1,961,249	$ 1,968,062	$ 1,995,862	$ 2,012,448	$ 2,076,009	$ 2,076,009
Tangible common equity to tangible assets (k)/(l)	**7.56%**	**7.59%**	**7.91%**	**8.54%**	**8.07%**	**8.20%**	**8.51%**	**8.54%**	**8.74%**	**9.00%**	**9.32%**	**9.26%**	**9.26%**
Net interest margin (tax equivalent)													
Net interest income	$ 52,542	$ 57,631	$ 56,869	$ 59,981	$ 13,812	$ 15,239	$ 15,229	$ 15,701	$ 16,017	$ 16,707	$ 17,403	$ 17,986	$ 68,113
Tax equivalent adjustment	939	940	629	227	57	57	59	54	49	54	57	58	$ 218
Tax equivalent net interest income (m)	$ 53,481	$ 58,571	$ 57,498	$ 60,208	$ 13,869	$ 15,296	$ 15,288	$ 15,755	$ 16,066	$ 16,761	$ 17,460	$ 18,044	$ 68,331
Average earning assets (n)	$ 1,629,299	$ 1,647,151	$ 1,766,240	$ 1,782,241	$ 1,787,955	$ 1,763,917	$ 1,757,184	$ 1,800,332	$ 1,829,989	$ 1,841,112	$ 1,876,730	$ 1,907,725	$ 1,862,391
Net interest margin (tax equivalent) (m)/(n)	**3.28%**	**3.56%**	**3.26%**	**3.38%**	**3.12%**	**3.49%**	**3.46%**	**3.48%**	**3.56%**	**3.65%**	**3.69%**	**3.75%**	**3.67%**
Efficiency Ratio													
Noninterest expense, as reported	$ 47,764	$ 43,145	$ 50,244	$ 49,642	$ 12,881	$ 12,364	$ 12,313	$ 12,084	$ 12,577	$ 12,976	$ 12,986	$ 14,865	$ 53,404
Less: FHLB penalty, gross	(2,368)	-	-	-	-	-	-	-	-	-	-	-	-
Less: Contribution	(1,000)	-	-	-	-	-	-	-	-	-	-	-	-
Less: Settlement expense	(3,300)	-	-	-	-	-	-	-	-	-	-	-	-
Less: Branch closure expenses	-	-	623	562	562	-	-	-	-	-	-	-	-
Less: OREO Writedown	-	-	-	-	-	-	-	-	-	-	37	(1,635)	(1,598)
Noninterest expense, adjusted (o)	$ 41,096	$ 43,145	$ 49,621	$ 49,080	$ 12,881	$ 12,364	$ 12,313	$ 12,084	$ 12,577	$ 12,976	$ 13,023	$ 13,230	$ 51,806
Net interest income	$ 52,542	$ 57,631	$ 56,868	$ 59,981	$ 13,812	$ 15,239	$ 15,229	$ 15,701	$ 16,017	$ 16,707	$ 17,404	$ 17,985	$ 68,113
Noninterest income	20,714	17,906	14,471	19,827	4,875	4,841	5,053	5,058	4,914	5,087	5,335	5,231	20,567
Less: Insurance reimbursement	(1,375)	-	-	-	-	-	-	-	-	-	-	-	-
Less: Securities loss/(gain)	-		(4,214)	-	-	-	-	-	-	-	(97)	-	(97)
Less: Loss on Branch sale												229	229
Tax equivalent adjustment	939	940	629	227	57	57	59	54	49	54	57	58	218
Total tax equivalent revenue (p)	$ 72,820	$ 76,477	$ 76,182	$ 80,035	$ 18,744	$ 20,137	$ 20,341	$ 20,813	$ 20,980	$ 21,848	$ 22,699	$ 23,503	$ 89,030
Efficiency ratio, as adjusted (o)/(p)	**56.44%**	**56.41%**	**65.12%**	**61.31%**	**68.71%**	**61.39%**	**60.52%**	**58.05%**	**59.95%**	**59.39%**	**57.37%**	**56.29%**	**58.19%**

33